Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-214739 and 333-170896) of Navios Maritime Acquisition Corporation of our report dated March 17, 2015 relating to the financial statements of Navios Maritime Midstream Partners L.P., which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
April 5, 2017